Exhibit 5.1

August 30, 2023

Drilling Tools International Corporation

3701 Briarpark Dr., Suite 150

Houston, Texas 77042

Ladies and Gentlemen:

We have acted as counsel to Drilling Tools International Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 (File No. 333-273348) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale, from time to time, by the selling stockholders identified in the Registration Statement of an aggregate of up to: (a) 2,560,396 shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), issued to ROC Energy Holdings, LLC, a Delaware limited liability company (“ROC Holdings”), pursuant to certain subscription agreements; (b) 409,901 shares of Common Stock issued to FP SPAC 2, LLC, a Delaware limited liability company, pursuant to a subscription agreement; (c) 2,302,500 shares of Common Stock issued to the officers, directors or sponsor of ROC Energy Acquisition Corp., a Delaware corporation (“ROC”), prior to the initial public offering of ROC as founder shares; (d) 2,042,181 shares of Common Stock issued to certain selling stockholders pursuant to certain exchange agreements; (e) 875,600 shares of Common Stock issued to ROC Holdings in exchange for shares of common stock of ROC, and rights to purchase such shares; (f) 125,000 shares of Common Stock held by Alberto Pontonio (an affiliate of ROC Holdings), which were initially issued to ROC Holdings as founder shares; (g) 16,913,116 shares of Common Stock otherwise held by the selling stockholders (the shares of Common Stock referred to in clauses (a) through (g), the “Outstanding Shares”); and (h) 1,761,570 shares issuable upon exercise of outstanding stock options (the “Stock Options”) held by certain officers and directors of the Company (the “Option Shares”).

At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

We have examined originals, or copies certified or otherwise identified, of (i) the Registration Statement and the form of prospectus contained therein; (ii) the Certificate of Incorporation of the Company, dated September 2, 2021, the Amended and Restated Certificate of Incorporation of the Company, dated December 1, 2021 and the Second Amended and Restated Certificate of Incorporation of the Company, dated June 20, 2023 (the “Certificate of Incorporation”), and all amendments thereto; (iii) the Bylaws of the Company, dated December 1, 2021 and the Amended and Restated Bylaws of the Company, dated June 20, 2023, and all amendments thereto; (iv) the 2023 Omnibus Incentive Plan of the Company; (v) the stock option award agreements, as amended (the “Option Agreements”), pursuant to which the Stock Options were issued; (vi) corporate records of the Company, including minute books of the Company and certain resolutions of the board of directors, or committees thereof, of the Company, as furnished to us by the Company; and (vii) such

Bracewell LLP	T: +1.713.223.2300 F: +1.800.404.3970 711 Louisiana Street, Suite 2300, Houston, Texas 77002-2770 bracewell.com

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Drilling Tools International Corporation

August 30, 2023

other instruments, documents and records as we have deemed necessary and relevant for the purposes hereof. We have relied upon certificates of officers of the Company and of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to authentic original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. In making our examination of executed documents or documents to be executed, we have assumed that they constitute or will constitute valid, binding and enforceable obligations of all parties thereto other than the Company.

In connection with this opinion, we have assumed that:

(a)	the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective under the Act and such effectiveness shall not have been terminated or rescinded;

(b)

a prospectus supplement describing the Securities offered thereby will have been prepared and filed with the Commission in compliance with the Act and the Commission’s rules and regulations thereunder;

(c)	all Securities will be offered, issued and sold in compliance with applicable securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement; and

(d)

at the time of issuance of any Option Shares, the Company will (i) validly exist and be duly qualified and in good standing under the laws of the jurisdiction of its formation, (ii) have the necessary corporate power and authority to issue such Option Shares, and (iii) have reserved and kept available out of its authorized but unissued Common Stock such number of Option Shares.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	The Outstanding Shares are validly issued, fully paid and nonassessable.

2.

The Option Shares, when issued by the Company against payment therefor and delivered in accordance with the terms of the applicable Option Agreement and the Certificate of Incorporation, will have been validly issued and will be fully paid and nonassessable.

The foregoing opinion is based on and is limited to the General Corporation Law of the State of Delaware (the “DGCL”). We express no opinion as to any other laws, statutes, regulations or ordinances, including federal and state securities (or “blue sky”) laws. The reference to the DGCL in the first sentence of this paragraph includes the referenced statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial cases interpreting those laws currently in effect.

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Drilling Tools International Corporation

August 30, 2023

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time.

Very truly yours,

/s/ BRACEWELL LLP

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